FOR IMMEDIATE RELEASE
                                                 January 25, 1995




From:          PHILLIPS-VAN HEUSEN CORPORATION
               1290 Avenue of the Americas
               New York, New York  10104

Contact:       Irwin W. Winter
               Vice President & Chief Financial Officer
               (212) 468-7025



PHILLIPS-VAN HEUSEN TO ACQUIRE CRYSTAL BRANDS APPAREL GROUP;
   $114.7 MILLION CASH FOR BRANDS INCLUDING IZOD AND GANT



Phillips-Van Heusen Corporation (NYSE:PVH) announced today that is has agreed to acquire the Apparel Group of Crystal Brands, Inc. for $114.7 million in cash subject to certain adjustments. With the acquisition, PVH will add Gant, Izod and Salty Dog to its roster of famous brands, three of which hold number one market share positions in the United States: Van Heusen dress shirts, G.H. Bass men's and women's casual shoes, and Geoffrey Beene designer shirts.

Crystal Brands has operated under Chapter 11 of the Federal Bankruptcy Code since January 1994, and the acquisition must receive approval from a Federal Bankruptcy Court. Commenting on the deal, PVH Chairman and Chief Executive Officer Bruce Klatsky said, "The addition of Gant and Izod will accelerate our increasingly important position in sportswear, taking advantage of key synergies in sourcing, distribution, management and marketing. Shareholders in our company will enjoy the direct benefits of increased sales and earnings from this acquisition, which is expected to be non-dilutive."

Press Release
January 25, 1995
Cyrstal Brands


Izod and Gant are among the most recognized and established sportswear brands. Izod, Gant and Salty Dog branded products range from men's casual shirts and sportswear to golf and tennis apparel and are sold at major department stores including Dillard's, Belk's and Macy's. The acquisition will substantially increase sportswear's share of PVH's overall sales.

"Our company has thrived for 115 years based on the utmost attention to quality and value, belief in brands, and responsiveness to lifestyle trends. This acquisition and the products and opportunities it will bring us epitomize those same ideals on which our entire philosophy is based," Klatsky said.

PVH is one of the world's largest apparel and footwear companies. Its brands include Van Heusen, the number one selling men's dress shirt in America, Geoffrey Beene, the number one selling designer dress shirt, and G.H. Bass, the number one selling men's and women's casual shoes. PVH is also the leading marketer of private label shirts and sweaters in the United States. Company sales in 1993 were $1.152 billion.